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                                                                     EXHIBIT 5.1

                              [Sprint Letterhead]

                                August 8, 2001

Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

Ladies and Gentlemen:

   I have acted as counsel for Sprint Corporation, a Kansas corporation (the "Company"), and Sprint Capital Corporation, a Delaware corporation ("Sprint Capital"), in connection with the proposed issuance and sale by the Company of PCS common stock, series 1 (the "PCS Shares"), covered by the Company's and Sprint Capital's registration statement (the "462(b) Registration Statement") filed today with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act"), which relates to the Company's and Sprint Capital's registration statement on Form S-3 (File No. 333-65402), as amended to date (together with the 462(b) Registration Statement, the "Registration Statements").

   In so acting, I, or the attorneys under my direct supervision, have reviewed such matters of law and examined original, certified, conformed or photostatic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. You have consented to my reliance upon the review of the attorneys under my direct supervision. In such examination, I have assumed the genuineness of signatures on all documents submitted to me, or the attorneys under my direct supervision, as originals and the conformity to original documents of all copies submitted to me, or the attorneys under my direct supervision, as certified, conformed or photostatic copies.

   This opinion is limited in all respects to the federal laws of the United States of America and the Kansas General Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

   Based upon the foregoing and subject to the assumptions, qualifications and limitation set forth herein, I am of the opinion that:

      (1) The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

      (2) The PCS Shares registered pursuant to the Rule 462(b) Registration Statement have been duly and validly authorized and, when (i) the 462(b) Registration Statement has become effective under the Act and (ii) the PCS Shares are issued and sold in the manner described in the Registration Statements, such PCS Shares will be validly issued, fully paid and nonassessable.

   I hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and the reference made to me under the caption "Legal Matters" in the prospectuses forming a part of the Registration Statements. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Thomas A. Gerke